Exhibit 99.1

West Corporation	AT THE COMPANY:
11808 Miracle Hills Drive	Dave Pleiss
Omaha, NE 68154	Investor Relations
(402) 963-1500
West Corporation Reports Record First Quarter 2006 Revenue
Company Produces Revenue Growth Across All Segments
OMAHA, NE, April 19, 2006 – West Corporation (NASDAQ: WSTC), a leading provider of outsourced communication solutions, today announced its first quarter 2006 results.
Financial Summary (unaudited)
(In millions, except per share amounts and percentages)

	Three Months Ended March 31,

	2006	2005	Percent Change

Revenue	$424.7	$359.6	18.1%

Operating income	$71.4	$59.1	20.8%

Net income	$41.1	$33.5	22.4%

Earnings per share (basic)	$0.59	$0.49

Earnings per share (diluted)	$0.57	$0.47

“We are pleased to report strong overall growth in revenue and operating income for the quarter,” said Thomas B. Barker, Chief Executive Officer of West Corporation. “We

continue to focus on the integration of the recently completed Raindance and Intrado acquisitions and the execution of our growth and profitability strategy.”
Consolidated Operating Results
For the first quarter ended March 31, 2006, revenues were $424.7 million compared to $359.6 million for the same quarter last year, an increase of 18.1%. Revenue from acquired entities1 accounted for $30.3 million of this increase. Operating income for the first quarter was $71.4 million, an increase of 20.8%, versus $59.1 million in the first quarter of 2005. Net income was $41.1 million, up 22.4% compared to $33.5 million in the same quarter last year. Diluted earnings per share were $0.57 versus $0.47 in the same period of 2005.
Margins
The company reported consolidated operating margin of 16.8% in the first quarter of 2006, up from 16.4% in the comparable quarter last year. The improvement for the quarter is primarily the result of increased revenues and operating income in the Conferencing segment.
Balance Sheet
At March 31, 2006, West Corporation had cash and cash equivalents totaling $25.3 million and working capital of $108.3 million. Net cash flows from operating activities were $63.6 million for the first quarter.
At March 31, 2006, borrowings under the revolving credit facility totaled $161.0 million. As disclosed on April 6, West expanded its revolving credit facility to $800 million from $400 million. The Company borrowed approximately $619 million against its credit facility and currently has a total of approximately $780 million outstanding after funding acquisition costs. The current variable interest rate on the credit facility is 5.5 percent.
“During the quarter, we invested $22 million, or 5.2% of revenues, in capital expenditures to upgrade equipment and infrastructure, as well as expand facilities in three new domestic sites,” commented Paul Mendlik, Chief Financial Officer of West Corporation. “During the first quarter, we added 1,100 workstations, bringing our capacity to approximately 19,300 workstations.”

[1]Acquired entities include Sprint Corporation’s conferencing assets (acquired in June 2005) in the Conferencing segment.

Conference Call
The company will hold a conference call to discuss earnings on Thursday, April 20, 2006 at 11:00 AM Eastern Time (10:00 AM Central Time). Investors may access the call by visiting the Investor section of the West Corporation website at www.west.com and clicking on the Webcast link. A replay of the call will also be available on the website.
About West Corporation
West Corporation is a leading provider of outsourced communication solutions to many of the world’s largest companies, organizations and government agencies. West helps its clients communicate effectively, maximize the value of their customer relationships and drive greater profitability from every interaction. The company’s integrated suite of customized solutions includes customer acquisition, customer care, automated voice services, emergency communications, conferencing and accounts receivable management services.
Founded in 1986 and headquartered in Omaha, Nebraska, West has a team of 29,000 employees based in North America, Europe and Asia. For more information, please visit www.west.com.
This press release contains forward looking statements. Forward-looking statements can be identified by the use of words such as “may,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “intends,” “continue” or similar terminology. These statements reflect only West’s current expectations and are not guarantees of future performance or results. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those contained in the forward-looking statements. These risks and uncertainties include West’s ability to integrate or achieve the objectives of the recently completed Intrado and Raindance acquisitions, West’s ability to complete future acquisitions, competition in West’s highly competitive industries, extensive regulation in many of West’s markets, West’s ability to recover on its charged-off consumer receivables, capacity utilization of West’s contact centers, the cost and reliability of voice and data services, availability of key personnel and employees, the cost of labor and turnover rates, the political, economic and other conditions in countries where West operates, the loss of any key clients, West’s ability to purchase charged-off receivable portfolios on acceptable terms and in sufficient amounts, the nature of West’s forward flow contracts, the non-exclusive nature of West’s client contracts and the absence of any revenue commitments, the possibility of an emergency interruption to West’s data and contact centers, acts of terrorism or war, security or privacy breaches of West’s systems and databases, West’s ability to protect proprietary information or technology, West’s ability to continue to keep pace with technological developments, the cost of pending and future litigation and other risk factors described in documents filed by the company with the United States Securities and Exchange Commissions including West’s annual report on Form 10-K for the year ended December 31, 2005. These forward-looking statements speak only as of the date on which the statements were made. West undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

WEST CORPORATION
CONDENSED STATEMENTS OF OPERATIONS
(Unaudited, in thousands except per share and selected operating data)

	Three Months Ended March 31,		%
	2006	2005	Change

Revenue	$424,738	$359,557	18.1%
Cost of services	197,291	165,937	18.9%
Selling, general and administrative expenses	156,058	134,541	16.0%

Operating income	71,389	59,079	20.8%
Other income (expense), net	(3,665)	(2,362)	55.2%

Income before tax	67,724	56,717	19.4%
Income tax expense	24,084	19,480	23.6%
Minority Interest	2,576	3,697	-30.3%

Net income	$41,064	$33,540	22.4%

Earnings per share:
Basic	$0.59	$0.49	20.4%
Diluted	$0.57	$0.47	21.3%
Weighted average common shares outstanding:
Basic	70,017	68,414
Diluted	72,375	70,805

SELECTED BUSINESS SEGMENT DATA:
Revenue:
Communication Services	$229,429	$218,446	5.0%
Conferencing	136,864	88,192	55.2%
Receivables Management	60,156	54,006	11.4%
Inter segment eliminations	(1,711)	(1,087)	57.4%

Total	$424,738	$359,557	18.1%

Operating Income:
Communication Services	$29,125	$30,565	-4.7%
Conferencing	31,037	18,147	71.0%
Receivables Management	11,227	10,367	8.3%

Total	$71,389	$59,079	20.8%

Operating Margin:
Communication Services	12.7%	14.0%	-9.3%
Conferencing	22.7%	20.6%	10.2%
Receivables Management	18.7%	19.2%	-2.6%

Total	16.8%	16.4%	2.4%

SELECTED OPERATING DATA:
Number of workstations
(end of period)	19,307	16,269	18.7%
Number of Communication Services ports
(end of period)	120,911	133,684	-9.6%
CONDENSED BALANCE SHEET
(Unaudited, in thousands)

	March 31,	December 31,	%
	2006	2005	Change

Current assets:
Cash and cash equivalents	$25,297	$30,835	-18.0%
Trust cash	7,716	3,727	107.0%
Accounts receivable, net	248,756	217,806	14.2%
Portfolio receivables, current	36,280	35,407	2.5%
Other current assets	33,611	28,567	17.7%

Total current assets	351,660	316,342	11.2%
Net property and equipment	235,964	234,871	0.5%
Portfolio receivables, net	60,443	59,043	2.4%
Goodwill	717,627	717,624	0.0%
Other assets	167,601	170,782	-1.9%

Total assets	$1,533,295	$1,498,662	2.3%

Current liabilities	$243,394	$206,295	18.0%
Long Term Obligations	175,758	233,245	-24.6%
Other liabilities & minority interest	82,472	87,254	-5.5%
Stockholders’ equity	1,031,671	971,868	6.2%

Total liabilities and stockholders equity	$1,533,295	$1,498,662	2.3%